Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Vermont Electric Power Company, Inc.

We consent to the incorporation by reference in Registration Statement Nos. 333-141681, 333-151019 and 333-162979 on Form S-3 and Registration Statement No. 333-152872 on Form S-8 of Central Vermont Public Service Corporation of our report dated March 13, 2012, relating to the consolidated balance sheet of Vermont Electric Power Company, Inc. and subsidiaries as of December 31, 2011, and the related consolidated statement of income, stockholders’ equity, and cash flow for the year ended December 31, 2011, appearing in the Annual Report on Form 10-K of Central Vermont Public Service Corporation for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 13, 2012